May 5, 2016

Re: Suspension of our Distribution Reinvestment Plan

Dear Stockholder:

As we previously reported, MVP REIT, Inc. (“MVP”) has filed a listing application with NASDAQ designed with a view to providing a liquidity opportunity for our stockholders.  As we proceed with the application process, on May 5, 2016 our board of directors approved the suspension of MVP’s distribution reinvestment plan (“DRP”).

Distribution Reinvestment Plan

MVP’s DRP is being suspended effective for distributions declared for the month of April 2016, which are payable in May 2016.  All stockholders will continue to receive their full distributions, which will now be paid in cash as opposed to additional shares of common stock for DRP participants.

If you are a stockholder who is not currently enrolled in the DRP (i.e., you receive monthly cash payment of your distributions), nothing will change.

For those stockholders who are currently enrolled in the DRP (i.e., you are reinvesting your monthly distribution in additional shares of our common stock pursuant to the DRP), you will now receive your monthly distributions in cash.

•	A check will be mailed to your address of record currently on file.

•	For IRAs and other qualified accounts, distributions will be paid to the stockholder’s trust company of record.

The board will consider possible re-implementation of the DRP in the future.  Thank you for your investment in MVP and your continued support.

MVP REIT , Inc.

By: __/s/ Michael Shustek_
Michael Shustek
Chief Executive Officer